Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-161140, 333-150777, 333-140952, 333-136935, 333-125893, 333-118488, 333-106167, 333-87088, 333-60354 and 333-33382) pertaining to the Websense, Inc. 2009 Equity Incentive Plan, the Websense, Inc. 2007 Stock Incentive Assumption Plan, the Websense, Inc. Amended and Restated 2000 Stock Incentive Plan and the Websense, Inc., Amended and Restated 2000 Employee Stock Purchase Plan of our report dated February 24, 2009 (except for the effects on the consolidated financial statements of the restatement described in Note 2, as to which the date is October 28, 2009) with respect to the consolidated financial statements and schedule of Websense, Inc. and our report dated February 24, 2009 (except for the effects of the material weaknesses described in the sixth paragraph, as to which the date is October 28, 2009) with respect to the effectiveness of internal control over financial reporting of Websense, Inc. included in the Amendment No.1 to its Annual Report (Form 10-K/A) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

San Diego, California

October 28, 2009